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                                                                  Exhibit (h)(3)
                         SUB-ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of this ____ day of ___________ 1999, between The Huntington National Bank, a national banking association, ("Huntington") and SEI Investments Mutual Funds Services, a Delaware corporation, (the "Sub-Administrator").

     WHEREAS, Huntington has entered into an Administration Agreement, dated as of ____________, 1999 (the "Administration Agreement") with Huntington Variable Annuity Funds (the "Trust"), a Massachusetts business trust, concerning the provision of management and administrative services for the investment portfolios of the Trust identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, Huntington desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Fund and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   Services as Sub-Administrator:
          ------------------------------

     a. review, and where necessary, file with the National Association of Securities Dealers marketing materials relating to the Trust;

     b. register the Trust with each state pursuant to Blue Sky regulations; monitor shareholders' transactions by state to maintain current registration limits;

     c. provide consultation services with respect to the Trust's fund accounting issues;

     d. assist Huntington in the preparation of the Trust's budget and accruals, analysis and payment of the expenses and accruals;

     e.   maintain feeds to third party reporting agencies;

     f.   prepare and file the Trust's tax returns;

     g. provide consultation services with respect to dividend calculation process, including amount paid by Fund and tax ramifications;

     h. perform internal audit examinations not less frequently that once annually at the request of the Trustees;

     i. provide consultation services and review with respect to the Trust's financial statement process, including reporting requirements and procedures;
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     j.   complete monthly and quarterly total return performance reporting;

     k. prepare and file with the Securities and Exchange Commission (the "SEC") all required notices pursuant to Rule 24f-2, or its successor provision, under the Investment Company Act of 1940, as amended (the "1940 Act"); Edgarize and file with the SEC the semi-annual report for the Trust on Form N-SAR;

     l. perform secondary compliance functions with guidelines set forth for the Trust pursuant to the Trust's prospectus, the 1940 Act and provisions relating to maintaining registered investment company status under the Internal Revenue Code of 1986, as amended;

     m. provide, when requested by the Trust, individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trustees; and

     n. obtain and keep in effect fidelity bond and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees.

     Huntington will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

     In the performance of its duties hereunder, the Sub-Administrator will comply with the provisions of the Declaration of Trust and By-Laws of the Trust, will safeguard and promote the welfare of the Trust and will comply with the policies that the Trustees may from time to time reasonably determine; provided that such policies are not in conflict with this Agreement, the Trust's governing documents, or any applicable statutes or regulations.

     2.   Compensation; Reimbursement of Expenses. Huntington shall pay the Sub-
          ---------------------------------------
Administrator for the services to be provided by the Sub-Administrator under this Agreement in accordance with and in the manner set forth in Schedule B hereto. In addition, Huntington agrees to reimburse the Sub-Administrator for the Sub-Administrator's reasonable out-of-pocket expenses in providing services hereunder.

     3.   Effective Date.  This Agreement shall become effective with respect to
          --------------
a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Fund or, if no date is specified, the date on which such amendment is executed) (the "Effective Date").

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     4.   Term.  This Agreement shall continue in effect with respect to a Fund,
          ----
unless earlier terminated by either party hereto as provided hereunder, until January 12, 2001; and thereafter shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as the Sub-Administrator in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Notwithstanding anything to the contrary herein, this Agreement shall terminate automatically upon termination of the Administration Agreement. Either party to this Agreement may terminate such Agreement prior to the expiration of the initial term set forth above by providing the other party with written notice of such termination at least 60 days prior the date upon which such termination shall become effective. Compensation due the Sub-Administrator and unpaid by Huntington upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub-Administrator shall be entitled to collect from Huntington, in addition to the compensation described under paragraph 2 hereof, the amount of all the Sub-Administrator's cash disbursements for services in connection with the Sub-Administrator's activities in effecting such termination, including without limitation, the delivery to Huntington, the Trust, and/or their respective designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, the Sub-Administrator will provide Huntington and/or the Trust with reasonable access to any Trust documents or records remaining in its possession, and Huntington shall pay the Sub-Administrator the actual cost incurred in providing such information.

     5.   Standard of Care of the Sub-Administrator; Indemnification. The duties
          ----------------------------------------------------------
of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Sub-Administrator" shall include directors, officers, employees and other agents of the Sub-Administrator as well as that of the corporation itself.)

     So long as the Sub-Administrator or its agents act in good faith and with due diligence and without negligence, the Trust assumes full responsibility and shall indemnify the Sub-Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said sub-administration relationship to the Trust or any other service rendered to the Trust hereunder.

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The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Sub-Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Sub-Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but good faith failure to do shall not affect the rights hereunder.

     The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Sub-Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Sub-Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse the Sub-Administrator for the reasonable fees and expenses of any counsel retained by the Sub-Administrator.

     The Sub-Administrator may apply to the Trust at any time for instructions or may consult counsel or independent accountants with respect to any matter arising in connection with the Sub-Administrator's duties, and the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel or accountants.

     Also, the Sub-Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Sub-Administrator be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

     6.   Record Retention and Confidentiality.  Huntington shall keep and
          ------------------------------------
maintain on behalf of the Trust all books and records which the Trust and Huntington are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. Huntington further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, the Sub-Administrator or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

     7.   Uncontrollable Events.  The Sub-Administrator assumes no
          ---------------------
responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     8.   Rights of Ownership. All computer programs and procedures developed to
          -------------------
perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to Huntington and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

     9.   Return of Records.  The Sub-Administrator at its option at any time,
          -----------------
and shall promptly upon the demand of Huntington and/or the Trust, turn over to Huntington and/or the Trust and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If no so turned over to Huntington and/or the Trust, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to Huntington and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

     10.  Representations of Huntington. Huntington certifies to the Sub-
          -----------------------------
Administrator that this Agreement has been duly authorized by Huntington and, when executed and delivered by Huntington, will constitute a legal, valid and binding obligation of Huntington, enforceable against Huntington in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     11.  Representations of the Sub-Administrator.  The Sub-Administrator
          ----------------------------------------
represents and warrants that: (1) the various procedures and systems which the Sub-Administrator has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records and other data of the Trust and the Sub-Administrator's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by the Sub-Administrator and, when executed and delivered by the Sub-Administrator, will constitute a legal, valid and binding obligation of the Sub-Administrator, enforceable against the Sub-Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     The Sub-Administrator warrants that all software code owned by or under the Sub-Administrator's control, used in the performance of the Sub-Administrator's obligations under this contract, will be Year 2000 compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999 without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999 and without decreasing the functionality of the system applicable to dates prior to January 1, 2000 including, but not limited to, making changes to (a) date and data century recognition; (b) calculations which accommodate same- and multi- century formulas and date values; and (c) input/output of date values which reflect century dates. All changes described in this paragraph will be made at no additional cost to the Trust.

     12.  Insurance.  The Sub-Administrator shall notify Huntington should any
          ---------
of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. The Sub-Administrator shall notify Huntington of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify Huntington from time to time as may be appropriate of the total outstanding claims made by the Sub-Administrator under its insurance coverage.

     13.  Notices.  Any notice provided hereunder shall be sufficiently given
          -------
when sent by registered or certified mail to Huntington at the following address: 41 S. High Street, 11th Floor, Columbus, Ohio 43287, and to the Sub-Administrator at the following address: One Freedom Valley Road, Oaks, PA 19456,
Attn: Legal Department or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

     14.  Headings.  Paragraph headings in this Agreement are included for
          --------
convenience only and are not to be used to construe or interpret this Agreement.

     15.  Assignment.  This Agreement and the rights and duties hereunder shall
          ----------
not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of the Trust.

     16.  Governing Law.  This Agreement shall be governed by and provisions
          -------------
shall be construed in accordance with the laws of the commonwealth of Massachusetts.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                   THE HUNTINGTON NATIONAL BANK

                                   By: _______________________________
                                   Title: ____________________________
                                   Date: _____________________________


                                   SEI INVESTMENTS MUTUAL FUNDS SERVICES

                                   By: _______________________________
                                   Title: ____________________________
                                   Date: _____________________________

                                  SCHEDULE A
                      TO THE SUB-ADMINISTRATION AGREEMENT
                     DATED AS OF ___________, 1999 BETWEEN
                         THE HUNTINGTON NATIONAL BANK
                                      AND
                     SEI INVESTMENTS MUTUAL FUNDS SERVICES



NAME OF FUND
------------

Huntington VA Growth Fund
Huntington VA Income Fund


                               THE HUNTINGTON NATIONAL BANK

                               By: ________________________________
                               Title: _____________________________


                               SEI INVESTMENTS MUTUAL FUNDS SERVICES

                               By: ________________________________
                               Title: _____________________________

                                  SCHEDULE B
                      TO THE SUB-ADMINISTRATION AGREEMENT
                                    BETWEEN
                         THE HUNTINGTON NATIONAL BANK
                                      AND
                              SEI INVESTMENTS MUTUAL FUNDS SERVICES


NAME OF FUND
------------

Huntington VA Growth Fund
Huntington VA Income Fund


COMPENSATION*
-------------

Annual Rate of four and one-half one-hundredths of one percent (.0450%) of each Fund's average daily net assets.

                                   THE HUNTINGTON NATIONAL BANK

                                   By: ________________________________
                                   Title: _____________________________


                                   SEI INVESTMENTS MUTUAL FUNDS SERVICES

                                   By: ________________________________
                                   Title: _____________________________

*  All fees are computed daily and paid periodically.